Exhibit 4.3

TRAVER SMITH

DATED April 2012

SUMMIT CORPORATION PLC

WARRANT INSTRUMENT

CREATING WARRANTS

TO SUBSCRIBE FOR SHARES IN

SUMMIT CORPORATION PLC

i

THIS INSTRUMENT is entered into by way of Deed on     April 2012.

BY SUMMIT CORPORATION PLC registered in England and Wales under number 05197494 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire OX14 4RY (the “Company”).

WHEREAS:

(A)	The Company has entered into the Placing Agreement with Singer Capital Markets Limited (“Singer”) pursuant to which Singer has agreed to use its reasonable endeavours as agent for the Company to procure placees to subscribe for certain Ordinary Shares.

(B)	In consideration of the services provided by Singer under the Placing Agreement, the Company has agreed, inter alia, to issue warrants to Singer to subscribe for Ordinary Shares on the terms set out in this Instrument.

(C)	By a resolution of the Directors passed on 2012, Company resolved to create and issue the Warrants to subscrFibe in cash at par for new Ordinary Shares on the terms set out in this Instrument.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Instrument, unless the context requires otherwise, each of the following expressions has the following meanings:

Act	the Companies Act 2006.

Admission	admission of the New Ordinary Shares (as defined in the Placing Agreement) to trading on AIM becoming effective in accordance with the AIM Rules.

AIM	AIM, a market operated by the London Stock Exchange.

AIM Rules	the rules of AIM published by the London Stock Exchange.

Articles	the articles of association of the Company in force from time to time.

Auditors	the auditors of the Company from time to time.

Business Day	any day (other than a Saturday) on which banks in the City of London are ordinarily open for business.

Certificate	in relation to a Warrant, a certificate in the form, or substantially in the form, set out in Schedule 1.

CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations).

CRESTCo	CRESTCo Limited.

Directors	the directors of the Company from time to time.

London Stock Exchange	London Stock Exchange pic.

Long Stop Date	subject to clause 3.9, the date being 4 years from the date of Admission.

Notice of Exercise	in relation to a Warrant, the duly completed notice of exercise as contained in the Certificate for such Warrant.

Ordinary Shares	ordinary shares of 1p each in the capital of the Company, or any other shares into which they may be reclassified, consolidated or sub-divided from time to time.

Placing Agreement	the agreement dated 4 April 2012 between the Company and Singer relating to Admission and the placing of certain Ordinary Shares.

Register	the register of holders of Warrants to be maintained in accordance with clause 9.

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755).

Share Register	the register of members of the Company.

Singer Group	Singer, any parent undertaking of Singer and any subsidiary undertaking of Singer or such parent undertaking from time to time and references to “Singer Gnmp Company” and to “any member of Singer Group” shall be construed accordingly.

Stock account	an account within a member account in CREST to which a holding of a particular share or other security in CREST is credited.

Subscription Price	subject to the provisions of this Instrument, 3p per Ordinary Share.

Warrentholder(s)	the person(s) in whose name(s) a Warrant is registered in the Register from time to time.

Warrants	the warrants of the Company constituted by this Instrument.

1.2	In this Instrument headings are for convenience only and shall not affect its interpretation.

1.3	References to clauses, paragraphs and Schedules are to be construed as references to the clauses of, Schedules to and paragraphs of Schedules to this Instrument.

1.4	References to any agreement or document (including, without limitation, this Instrument) shall include any amendment or supplement to, or amendment and restatement, replacement or novation of, such agreement or document, but disregarding any amendment, supplement, amendment and restatement, replacement or novation made in breach of this Instrument.

1.5	Words denoting the singular number shall include the plural and vice versa.

1.6	References to persons shall include individuals, corporations (where incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority and any other organisation of any nature.

1.7	References to any statute or statutory provision shall include references to such statute or statutory provision as in force at the date of this Instrument (including, for the avoidance of doubt, any amendments made to such statute or statutory provision as in force at the date of this Instrument) and as subsequently re-enacted, amended or consolidated.

1.8	The Schedules form part of this Instrument and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Instrument.

2.	CONSTITUTION AND FORM OF WARRANTS AND CERTIFICATES

2.1	The Company hereby creates and covenants to grant, on the terms and subject to the conditions set out in this Instrument, rights to Warrantholders to subscribe in aggregate for such number of Ordinary Shares as shall, immediately following Admission, constitute 1 percent of the Company’s total issued Ordinary Shares at a price per share equal to the Subscription Price.

2.2	Warrantholders are entitled in respect of every 1 (one) Warrant held to subscribe for 1 (one) Ordinary Share in the Company (or such other number of Ordinary Shares as may for the time being be applicable in accordance with the provisions of this Instrument).

2.3	The Warrants shall be in registered form. Each Warrantholder will be entitled to a Warrant Certificate in the form set out in Schedule I.

2.4	The Warrants shall be freely transferable by Singer to any member of Singer Group (and by any such member to any other member of Singer Group) PROVIDED ALWAYS that in the event that a Warrantholder shall cease to be a member of the Singer Group then the Warrants held by that Warrantholder shall not be exercisable unless they are transferred by such Warrantholder to a member of the Singer Group. The provisions of Schedule 2 shall apply in relation to transfers of Warrants.

2.5	The Warrants are issued subject to the memorandum of association of the Company, the Articles and otherwise on the terms of this Instrument which are binding upon the Company and each Warrantholder and all persons claiming through them.

2.6	This Instrument shall take effect from the date hereof and shall, subject to clause 3.9 below, terminate upon the earlier of (i) the exercise of the Warrants in full and (ii) the Long Stop Date.

3.	EXERCISE OF WARRANTS

3.1	Subject to clause 3.9, the Warrants shall be exercisable by Warrantholders at any time between the date on which the Warrants are issued and the Long Stop Date. A Warrantholder shall be entitled to exercise all or any part of its holding of Warrants and, if a Warrantholder exercises part only of its holding of Warrants, the Warrantholder shall be entitled to exercise the balance of its holding of Warrants on any one or more occasions and in any one or more parts as the Warrantholder (subject to the terms of this Instrument) determines in its discretion.

3.2	In order to exercise the whole or any part of its holding of Warrants, the Warrantholder must, subject to clause 3.9, deliver to the Company before the Long Stop Date a Notice of Exercise together with the relevant Certificate and the remittance in cleared funds of an amount equal to the Subscription Price multiplied by the number of Ordinary Shares to be allotted and issued to the Warrantholder as a result of the exercise of the Warrants which are being exercised.

3.3	Once delivered to the Company in accordance with clause 3.2, a Notice of Exercise shall (save the consent of the Company) be irrevocable.

3.4	Ordinary Shares to be allotted and issued on the exercise of Warrants shall be allotted and issued by the Company and, if relevant, a Certificate for the outstanding balance of Warrants that have not been exercised shall be despatched to the Warrantholder referred to in the relevant Notice of Exercise by no later than 10 Business Days after such Notice of Exercise was delivered to the Company in accordance with clause 3.2.

3.5	To the extent that Ordinary Shares to be allotted and issued on the exercise of Warrants are to be held in certificated form (as indicated in the relevant Notice of Exercise), the Company shall deliver a share certificate for the Ordinary Shares so allotted to the relevant Warrantholder by no later than 10 Business Days after such Notice of Exercise was delivered to the Company in accordance with clause 3.2.

3.6	To the extent that Ordinary Shares to be allotted and issued on the exercise of Warrants are to be held in uncertificated form through CREST (as indicated in the relevant Notice of Exercise), the Company shall procure that Euroclear UK & Ireland Limited is instructed to credit to the stock account of the relevant Warrantholder entitlements to such Ordinary Shares by no later than 10 Business Days after such Notice of Exercise was delivered to the Company in accordance with clause 3.2.

3.7	Ordinary Shares allotted pursuant to the exercise of Warrants shall be entitled in full to all dividends and distributions declared or paid on any date, or by reference to any date, on or after the date on which the relevant Notice of Exercise was delivered to the Company in accordance with clause 3.2 and shall otherwise rank pari passu in all respects from the date of allotment with the Ordinary Shares of the Company then in issue.

3.8	Warrants shall be deemed to be exercised on the day upon which the Warrantholder gives to the Company a Notice of Exercise (together with the relevant Certificate and appropriate remittance of funds as required by clause 3.2).

3.9	If any Warrantholder is in possession of relevant inside information and is thereby precluded from exercising any Warrants or any part thereof immediately prior to the Long Stop Date, then such Warrantholder shall serve a notice to that effect on the Company on or before the Long Stop Date and provided it has done so then, in respect of such Warrantholder, the Long Stop Date shall be extended until the date which falls 10 Business Days after the later of (i) the day on which the Warrantholder ceases to be an insider (as defined in the Criminal Justice Act 1993) and (ii) the day on which the Warrantholder ceases to be an insider (as defined in section 118B of the Financial Services and Markets Act 2000).

3.10	No Ordinary Shares shall be allotted to a person on exercise of the Warrants if such allotment and/or the issue of shares in uncertificated form and/or the delivery of the relevant share certificate would either be in contravention of the laws or rules of any overseas territory or overseas regulatory authority or would require any registration to be made in any overseas territory or overseas regulatory authority.

3.11	No exercise of Warrants shall result in the issue of a fraction of an Ordinary Share. Any fractional entitlements to Ordinary Shares arising as a result of an adjustment in accordance with clause 4.1 shall be rounded down to the nearest whole Ordinary Share.

4.	ADJUSTMENT OF SUBSCRIPTION RIGHTS

4.1

Upon the occurrence of a reorganisation or reclassification of the share capital of the Company, a capitalisation issue (whether by way of capitalisation of reserves or of profits) or an offer by the Company of new shares by way of rights or otherwise limited to the Company’s shareholders at the time, or a sub-division, reduction or consolidation of the capital of the Company, or a merger or consolidation of the Company with or into another company or demerger, or the modification of rights attaching to the Ordinary Shares or a dividend in kind declared and/or made by the Company (each an “Adjustment

Event”) after the date on which any Warrants are granted, the number of Ordinary Shares which are the subject of the Warrants and the Subscription Price payable on the exercise of Warrants shall be adjusted either in such manner as the Company and the Warrantholder(s) holding the majority of the outstanding Warrants from time to time agree in writing is appropriate or, failing agreement, in such manner as the Auditors shall certify is appropriate. If the Auditors refuse to so certify, the Company and the Warrantholder(s) shall refer the matter to an independent accountant agreed by the parties or, in absence of such agreement, to the President of the Institute of Chartered Accountants of England and Wales. For the purposes of this clause 4.1, an adjustment to the Warrants and the Subscription Price shall be “appropriate” if, as a consequence of the adjustment, Warrantholders enjoy the same economic effect on the exercise of their Warrants as if the relevant Adjustment Event had not occurred or arisen (it being acknowledged that a change in the relative percentage of Ordinary Shares represented by the Warrants does not itself necessitate an adjustment). The Company and the Warrantholders shall endeavour to agree any adjustment pursuant to this clause 4.1 within 10 Business Days of the Adjustment Event, failing which the adjustment shall be certified by the Auditors or, where the Auditors refuse to so certify, an accountant agreed by the parties or, failing such agreement, the President of the Institute of Chartered Accountants of England and Wales and the Company shall give notice of the adjustment (as certified by the Auditors or an accountant agreed by the parties or the President of the Institute of Chartered Accountants of England and Wales, as the case may be) to Warrantholders within 30 Business Days of the relevant Adjustment Event together with a new Certificate in respect of any additional Warrants to which Warrantholders are entitled in consequence of such adjustment. Any such additional Warrants shall confer the same rights and restrictions as are attached to the Warrants which are in issue at the date of the Adjustment Event (subject to any adjustment to the Subscription Price which is made pursuant to this clause 4.1).

4.2	The Company shall not implement an Adjustment Event if it would otherwise result in the Subscription Price payable per Ordinary Share on the exercise of the Warrants being less than the nominal value of an Ordinary Share.

5.	WINDING-UP OF THE COMPANY

5.1	If, at any time when any Warrants are exercisable, an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then:

5.1.1	if such winding-up or dissolution is for the purpose of a reconstruction or amalgamation pursuant to a scheme of arrangement to which any Warrantholder has consented in writing, the terms of such scheme of arrangement will be binding on such Warrantholder; or

5.1.2

in any other case, the Company shall forthwith notify the Warrantholder stating that such an order has been made or resolution has been passed or other dissolution is to be effected and the Warrantholder shall be entitled at any time within one month after the date such notice is published to elect by notice in writing to the Company to be treated as if it had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised all of its Warrants and it shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Ordinary Shares, such a sum, if any, as it would have received had it been the holder of and paid for the Ordinary Shares to which it would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the amount which would have been payable by it in respect of such Ordinary Shares if it had exercised all its Warrants, but nothing contained in this clause shall have the effect of requiring the Warrantholder to make any actual payment to the Company.

5.2	Subject to compliance with clause 5.1, the Warrants shall lapse on a dissolution or winding- up of the Company.

6.	UNDERTAKINGS

6.1	The Company represents that it shall upon Admission have, and thereafter shall maintain, all necessary authorisations pursuant to the Act to enable it to lawfully and fully perform its obligations under this Instrument to allot and issue Ordinary Shares upon the exercise of all Warrants remaining exercisable from time to time.

6.2	Unless otherwise authorised in writing by the Warrantholder(s) holding the majority of the outstanding Warrants from time to time:

6.2.1	the Company shall procure that at all times whilst any Warrants remain exercisable all Ordinary Shares in issue from time to time shall be admitted to trading, and continue to be traded, on AIM or a regulated market (as defined in the Insider Dealing (Securities and Regulated Markets Order 1994) or the New York Stock Exchange or NASDAQ and that any Ordinary Shares arising upon the exercise of any Warrants shall be so admitted;

6.2.2	if at any time an offer is made to holders of Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the Ordinary Share capital of the Company, Company will as soon as possible give notice of such offer to the Warrantholders and use its best endeavours to procure that a full and adequate opportunity is given to the Warrantholders to exercise the Warrants and that a like offer, being one pari passu with the best terms offered to holders of Ordinary Shares, is extended in respect of any Ordinary Shares issued upon exercise of the Warrants. The publication of a scheme of arrangement under sections 895 to 899 of the Act providing for the acquisition by any person of the whole or any part of the Ordinary Share capital of the Company shall be deemed to be the making of an offer for the purposes of this clause 6.3 and references herein to such an offer shall be read and construed accordingly;

6.2.3	if at any time an offer or invitation is made by the Company to the holders of Ordinary Shares for the purchase by the Company of any of the Ordinary Shares, the Company shall simultaneously give notice thereof to the Warrantholders who shall be entitled, at any time while such offer or invitation is open for acceptance, to exercise their Warrants on the terms (subject to any adjustments pursuant to clause 4.1 above) on which the same could have been exercised and as if the same had been exercised on the day immediately preceding the record date for such offer or invitation; and

6.2.4	the Company shall supply to the Warrantholders copies of all notices of meetings, annual reports and accounts and all documents required by law to be annexed thereto and all statements, circulars and other communications to its shareholders at the same time as they are despatched to its shareholders.

7.	MODIFICATION OF RIGHTS

All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or amended with the prior sanction of a Special Resolution or Written Resolution (in accordance with clause 8.2) of the Warrantholders and the agreement of the Company.

8.	MEETINGS

8.1	All the provisions of the Articles for the time being of the Company relating to General Meetings shall apply mutatis mutandis as though the Warrants were a class of shares forming part of the capital of the Company except that:

8.1.1	the necessary quorum shall be Warrantholders present (in person or by proxy) entitled to subscribe for 20 per cent. in nominal amount of the Ordinary Shares attributable to the outstanding Warrants, provided that if at any meeting a quorum is not present such meeting shall be adjourned to a time and place directed by the Chairman and at such adjourned meeting those Warrantholders present (in person or by proxy and whatever the number of Warrants held or represented by them) shall constitute a quorum. Whenever there is only one holder of Warrants, a quorum at any meeting of Warrantholders shall, for all purposes, be that Warrantholder or any proxy for that Warrantholder;

8.1.2	every Warrantholder present in person at any such meeting shall be entitled on a show of hands to one vote and every Warrantholder present in person or by proxy shall be entitled on a poll to one vote for every Ordinary Share for which he is entitled to subscribe pursuant to the Warrants held by him; and

8.1.3	any Warrantholder present (in person or by proxy) may demand or join m demanding a poll.

8.2

A resolution in writing signed by Warrantholders entitled to subscribe for not less than 75 per cent. in nominal amount of the Ordinary Shares attributable to the outstanding Warrants (a “Written Resolution”) shall for all purposes be as valid and effectual as an

Ordinary Resolution or a Special Resolution passed at any General Meeting as provided for under clause 8.1. Such Written Resolution may be contained in one or more documents in like form each signed by one or more of the Warrantholders.

9.	REGISTER

9.1	The Company shall maintain a register of Warrants and the persons entitled to them.

9.2	The registered holder of a Warrant shall be treated as its absolute owner (except as ordered by a court of competent jurisdiction or required by law). The Company shall not (except as stated above) be bound to recognise any other claim or interest in any Warrant.

9.3	There shall be entered in the Register the following:

9.3.1	the names and addresses and facsimile numbers of the holder for the time being of the Warrants (provided that the Company shall not be obliged to register more than four joint-holders in respect of any Warrant);

9.3.2	the amount of the Warrants held every registered holder; and

9.3.3	the date at which the name of every such registered holder is entered in respect of the Warrants standing in his name.

9.4	Any change of name or address or facsimile number on the pm1 of any Warrantholder shall forthwith be notified to the Company in accordance with clause 12 and the Company shall cause the Register to be altered accordingly. The Warrantholder, and any person authorised by any such holder, shall be at liberty at all reasonable times during normal business hours on any Business Day to inspect the Register and to take copies of or extracts from the same or any part thereof.

10.	REPLACEMENT OF CERTIFICATES

If a Certificate is mutilated, defaced, lost, stolen or destroyed, it will be replaced at the registered office of the Company for the time being upon payment by the claimant of such reasonable costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Company may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

11.	PURCHASE

11.1	The Company may at any time purchase Warrants either by tender (available to all Warrantholders alike) or by private treaty, in each case at any price that is accepted and/or agreed by Warrantholders.

11.2	All Warrants purchased pursuant to clause 11.1 shall be cancelled forthwith and may not be reissued or sold.

12.	NOTICES

12.1	Any notice, consent, request, demand, approval or other communication (each a “Notice”) to be given or made under this Instrument shall be in English, in writing (which, for the avoidance of doubt, may include facsimile transmission but shall not include electronic mail) and signed by or on behalf of the person giving it.

12.2	Service of a Notice must be effected by one of the following methods:

12.2.1	by hand to the relevant address set out in clause 12.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

12.2.2	by prepaid first-class post to the relevant address set out in clause 12.4 and shall be deemed served at the start of the second Business after the date of posting; or

by prepaid international airmail to the relevant address set out in clause 12.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

12.2.3	by facsimile transmission to the relevant facsimile number set out in clause 12.4 and shall be deemed served on despatch if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clauses 12.2.1 to 12.2.3 (inclusive) no later than the end of the next Business Day.

12.3	clause 12.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

12.4	If to the Company:	Address:	91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

		Fax No.:	+44 (0)1235 443 999

		For the attention of:	Chief Executive

If to a Warrantholder: The address and facsimile number (if any) stated in the Register

12.5	A party may change its address for service provided that the new address is within the United Kingdom and that it gives the other parties not less than 10 days’ prior notice in accordance with this clause 12. Until the end of such notice period, service on the address set out in clause 12.4 shall remain effective.

13.	AVAILABILITY OF INSTRUMENT

Every Warrantholder shall be entitled to inspect a copy of this Instrument at the registered office for the time being of the Company on any Business Day during normal business hours and shall be entitled to receive a copy of this Instrument against payment of such reasonable copying and postage charges as the Directors may reasonably request.

14.	AUDITORS

Any determination made by the Auditors or by an independent accountant pursuant to the provisions of this Instrument shall be made by them as experts and not as arbitrators and any such determination or adjustment made by them shall the absence of manifest error) be final and binding upon the Company and the Warrantholders.

15.	GOVERNING LAW AND JURISDICTION

The provisions of this Instrument and the Warrants shall be subject to and governed English law and each of the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Instrument has been duly executed as a Deed by the Company the day and year first above written.

SCHEDULE 1

FORM OF CERTIFICATE

Certificate No.

SUMMIT CORPORATION PLC

(Incorporated in England and Wales with registration number 05197494)

A WARRANT TO SUBSCRIBE FOR ORDINARY SHARES

THIS IS TO CERTIFY that the Warrantholder named below is the registered holder of the right to subscribe in cash for Ordinary Shares at a price of 3p per Ordinary Share subject to the memorandum and articles of association of the Company and otherwise on the terms and conditions set out in the Instrument dated [     ] 200[®]. Words and expressions used in this Certificate and Notice of Exercise shall have the same meanings as in the Instrument.

NAME(S) OF HOLDERS	NUMBER OF WARRANTS	NUMBER OF ORDINARY SHARES

The registered holder is entitled in respect of every 1 (one) Warrant held to subscribe for 1 (one) Ordinary Share in Summit Corporation pic (or such other number of Ordinary Shares as may for the time being be applicable in accordance with the provisions of the Instrument) prior to [Insert Long Stop Date here].

IN WITNESS whereof this certificate is executed as a Deed on [            , 200[    ]

EXECUTED as a DEED by	)
SUMMIT CORPORATION PLC	)
acting by:	)

Director

Director/Secretary

SCHEDULE TO THE CERTIFICATE

NOTICE OF EXERCISE

To:	The Directors

Summit Corporation pic

[Address]

We hereby exercise our subscription rights conferred by [III] [insert number of Warrants which are to be exercised] Warrants held by us entitling us to subscribe for [@] [insert aggregate number of Ordinary Shares to be subscribed as a consequence of exercise of Warrants] Ordinary Shares. On the basis that the price payable per Ordinary Share for which we are subscribing by the exercise of such Warrants is the Subscription Price (as adjusted, if at all, pursuant to the terms of the Instrument constituting the Warrants), the aggregate price payable on the exercise of such Warrants is [                    ] [insert aggregate subscription price payable on exercise of Warrants].

We hereby direct you to allot the Ordinary Shares to be issued pursuant hereto to us and authorise and request the entry of our name(s) in the Share Register.

[We hereby request that a certificate for the said Ordinary Shares be sent by post to us at the address shown below. We agree that the said Ordinary Shares are allotted and issued subject to the articles of association of the Company.]

[Use the above paragraph where the shares are to be held in certificated form]

OR

[We hereby direct you to procure that CRESTCo is instructed to credit to our CREST stock account, details of which are set out below, the said Ordinary Shares. We agree that the said Ordinary Shares are allotted and issued subject to the articles of association of the Company.]

  PARTICIPANT ID (not more than 5 figures)

  MEMBERSHIP ID

[use the above paragraphs where shares are to be held in uncertificated form through CREST]

Signed

Name

Address

Date:

SCHEDULE 2

TRANSFER OF WARRANTS

The Warrants are transferable in accordance with the following provisions:

1.	Warrants shall be transferable by instrument in writing in the usual common form (or in such other form as the Directors may reasonably approve). A Warrantholder’s holding of Warrants may be transferred in whole or in part in accordance with this Schedule 2.

2.	Every instrument of transfer must be duly signed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of the Warrants to be transferred until the transferee’s name is entered in the register of Warrantholders.

3.	Every instrument of transfer must be delivered to the Company at its registered office for the time being for registration by the Company accompanied by the Certificate(s) for the Warrants to be transferred. All instruments of transfer which are registered shall be retained by the Company. No transfer shall be registered of Warrants in respect of which a Notice of Exercise has been given.

4.	No fee shall be charged for the registration of any transfer of Warrants or for making any entry in the Register.

5.	Upon delivery to the Company of an instrument of transfer in accordance with paragraph 3 above, the Company shall without delay (and in any event within 10 Business Days of receipt of such instrument of transfer) register in the Register both the transferor and the transferee as the holder of the relevant Warrants and shall send (without charge) to (i) the transferee a Certificate in respect of the Warrants transferred to it and (ii) if the transferor has transferred part only of his holding of Warrants, to the transferor a new Certificate in respect of the balance of its holding of Warrants which it has not transferred.

6.	The registration of a transfer shall be conclusive evidence of the approval by the Company and the Registrar of the transfer and the Company shall, on registration, issue the transferee with a Warrant Certificate in respect of the Warrant transferred.

7.	Every Warrantholder shall register with the Company and the Registrar an address to which copies of notices can be sent. A Warrantholder whose registered address is not within the United Kingdom and who gives the Company an address within the United Kingdom at which notice may be given to him shall be entitled to copies of notices given to him at that address, but otherwise no such member shall be entitled to receive a copy of any notice from the Company.

8.	Any copy notices given pursuant to the provisions of this Schedule 2 with respect to the Warrant standing in the names of joint holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the holders of the Warrant.

EXECUTED and DELIVERED as a	)
DEED by SUMMIT CORPORATION PLC	)
acting by:	)

Director

Director/